UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported March 29, 2019
NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (281) 925-0950
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
As previously disclosed, on March 1, 2019, Nobilis Health Corp. (the “Company”), an indirect subsidiary, Northstar Healthcare Acquisitions, L.L.C., as Borrower, and certain subsidiary guarantors (together with the Company and Borrower, the “Loan Parties”), entered into the Fourth Limited Conditional Waiver (the “Waiver”) with respect to the Company’s Credit Agreement dated October 28, 2016, as amended (the “Credit Agreement”), with BBVA Compass Bank as Administrative Agent, LC Issuing Lender and Swingline Lender, and other lenders party thereto (the “Lenders”). The Waiver had an effective date of February 28, 2019. Pursuant to the Waiver, the Lenders agreed to a limited waiver of certain specified defaults with respect to certain financial covenants and certain restrictions on Restricted Payments made to non-Loan Parties (collectively the “Specified Defaults”). As a result of the occurrence of the defaults cited in the notice described below, the Waiver automatically terminated, and the Specified Defaults (and any Disputed Specified Default (as defined in the Waiver) that is determined to be an event of default under the Credit Agreement) sprang back into existence.

The foregoing summary of the Waiver does not purport to be complete and is qualified in its entirety by reference to the Waiver, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 6, 2019.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

On March 29, 2019, the Company received a notice of default, events of default and reservation of rights (the “notice”) from BBVA Compass Bank, as Administrative Agent, with respect to the Credit Agreement. The notice cited (i) the failure of the Borrower to pay the scheduled principal payments due on March 29, 2019, which is an immediate event of default under the Credit Agreement, (ii) the failure of the Borrower to pay the scheduled interest payments due on March 26, 2019, and on March 29, 2019, which became events of default under the Credit Agreement upon the expiration of the cure periods for such missed payments, (iii) the failure of the Loan Parties to pay a certain demand invoice from the Administrative Agent, delivered to the Borrower on or about March 5, 2019, which failure constitutes an event of default under the Credit Agreement pursuant to the Waiver (as defined above), and (iv) the potential failure of Borrower to comply with the requirements of the Credit Agreement regarding the disposition of equity interests in a former indirect subsidiary. As a result of the defaults to pay the scheduled principal and interest payments, the applicable interest rate under the Credit Agreement has increased by 2.0% per annum and the Lenders may accelerate the $124,706,250 outstanding balance under the Credit Agreement.

On April 4, 2019, the Administrative Agent and the Lenders have agreed that they will forbear, during the forbearance period described below, from (a) demanding payment in full of all obligations (including principal, interest, fees, and expense, or any other amount due under the Credit Agreement or other loan documents) and (b) exercising their respective rights and remedies under the Credit Agreement and other comparable provisions of loan documents solely as result of the existence or continuance of the Specified Defaults, the Disputed Specified Defaults and the defaults cited in the notice (collectively, the “Specified Events of Default”). The forbearance period will expire on the earliest to occur of (i) the occurrence of an event of default during such period other than (a) the Specified Events of Default or (b) any event of default that occurs due to the failure of Loan Parties to comply with the certain financial covenants contained in Section 7.11 of the Credit Agreement, (ii) any Loan Parties’ actual knowledge of an event of default (other than Specified Events of Default) that occurred prior to such period and that has not been cured within three business days of a Loan Party obtaining actual knowledge of such event of default and (iii) April 30, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILIS HEALTH CORP.

/s/ Brandon Moreno
Brandon Moreno
Chief Financial Officer

Date: April 5, 2019